EXHIBIT 4

                      SECOND AMENDMENT TO RIGHTS AGREEMENT


     THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Second Amendment") is made effective as of December 18, 1998, by and between LONGVIEW FIBRE COMPANY, a Washington corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (the "Agent"). All capitalized terms used in this Second Amendment and not defined herein shall have the meanings assigned thereto in the Agreement, unless the context otherwise requires.

                               W I T N E S S E T H

     WHEREAS, the Company and the Bank of California, N.A., entered into a Rights Agreement (the "Agreement") dated as of March 1, 1989, providing for such bank to act as agent for the Company and the holders of the Rights in accordance with the terms and conditions of the Agreement; and

     WHEREAS, the Agent is the successor to The Bank of California, N.A., as the Rights Agent; and

     WHEREAS, the Company and the Agent executed a First Amendment to Rights Agreement (the "First Amendment") effective as of December 6, 1996; and

     WHEREAS, the Board of Directors desires to correct a defective and inconsistent provision in the Agreement that was introduced by the First Amendment; and

     WHEREAS, Section 27 of the Agreement, as amended, provides that upon satisfaction of certain conditions, all of which are satisfied, the Agreement may be amended without the approval of any holders of certificates representing shares of the Company's Common Stock.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereby agree to amend the Agreement by amending and restating Section 11(a)(ii)(A) of the Agreement to read in its entirety as follows:

          (A) any Person (other than (1) the Company, (2) any Subsidiary of the Company, (3) any employee benefit plan of the Company or of any Subsidiary of the Company or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (4) the Approved Group), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, unless the event causing the 10% threshold to be crossed is a transaction set forth in Section 13(a) hereof, or


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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the day and year first above written.



                                   LONGVIEW FIBRE COMPANY

                                   By:      /s/ LISA J. HOLBROOK
                                            -----------------------------------
                                   Name:    Lisa J. Holbrook
                                   Title:   Senior Vice President-Finance,
                                              Secretary and Treasurer



                                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                                   By:      /s/ ASA DREW
                                            -----------------------------------
                                   Name:    Asa Drew
                                   Title:   Assistant Vice President